Exhibit 99.1

Deckers Outdoor Corporation Reports Preliminary Third Quarter Sales

Company Expects to Exceed Third Quarter Sales and Diluted EPS Guidance

Company Reiterates Fourth Quarter Sales and Diluted EPS Guidance

GOLETA, Calif.--(BUSINESS WIRE)--October 9, 2008--Deckers Outdoor Corporation (NASDAQGS: DECK) today reported preliminary sales for the third quarter ended September 30, 2008.

The Company announced that it expects third quarter 2008 sales to be approximately $195 million, which would represent an increase of 51% over 2007 levels, up from its previous guidance of an increase of approximately 34%. Based on higher than forecasted sales, the Company expects to also exceed its previously issued third quarter 2008 diluted earnings per share growth target of 12% over the same period in fiscal 2007.

The Company also stated that it still expects fourth quarter 2008 revenue and diluted earnings per share to increase approximately 45% and 42%, respectively, over 2007 levels.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated, “Throughout the third quarter we continued to witness robust demand for the UGG brand across our retail channels, both here and overseas. And despite the challenging macro environment, we remain confident about our prospects for the remainder of the year. Our sell-through is strong, our inventory at retail is clean and we have not experienced any meaningful order cancellations to date. In fact, many of our key retail accounts say that UGG is one of the best performing full-priced brands in the stores today.”

The Company also announced today that the Company's conference call to review third quarter fiscal 2008 results will be broadcast live over the Internet on Thursday, October 23, 2008 at 4:30 p.m. Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

To listen to the webcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Deckers® Brand are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; impairment charges related to the Teva brand intangible assets if Teva product sales decline to a point that the fair value of our Teva reporting unit does not exceed its carrying value; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China due to currency fluctuations and actions by the Chinese government; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

CONTACT:
Deckers Outdoor Corporation
Tom Hillebrandt, 805-967-7611
Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey, 203-682-8200